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                                                                       EXHIBIT B

                         SUMMIT BROKERAGE SERVICES, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT
                                       FOR
                                 RICHARD PARKER

                                    AGREEMENT

         1. Grant of Option. SUMMIT BROKERAGE SERVICES, INC. (the "Company") hereby grants, as of May 16, 2000 (the "Date of Grant"), to RICHARD PARKER (the "Optionee") an option (the "Option") to purchase up to 394,440 shares of the Company's Common Stock, $.0001 par value (the "Stock"), at an exercise price per share equal to $2.50 (the "Option Price"). The Option shall be subject to the terms and conditions set forth herein. The Option is a nonqualified stock option, and not an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

         2. Exercise Schedule. Except as otherwise provided in Section 5 of this Agreement, the Option shall be exercisable in whole or in part immediately upon the Date of Grant.

         3. Method of Exercise. This Option shall be exercisable in whole or in part by written notice which shall state the election to exercise the Option, the number of shares of Stock in respect of which the Option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such shares of Stock as may be required by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Company. The written notice shall be accompanied by payment of the exercise price. This Option shall be deemed to be exercised after (a) receipt by the Company of such written notice accompanied by the exercise price, and (b) arrangements that are satisfactory to the Company in its sole discretion have been made for Optionee's payment to the Company of the amount that is necessary to be withheld in accordance with applicable Federal or state withholding requirements. No shares of Stock will be issued pursuant to the Option unless and until such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Stock then may be traded.

         4. Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Optionee: (a) cash; (b) check; (c) with Shares that have been held by the Optionee for at least 6 months (or such other Shares as the Company determines will not cause the Company to realize a financial account charge); (d) pursuant to a "cashless exercise" procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Company shall require to effect an exercise of the Option and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares or a margin loan sufficient to pay the exercise price and any applicable income or employment taxes, or (e) such other




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consideration or in such other manner as may be determined by the Compensation
Committee in its absolute discretion.

         5. Termination of Option.

            (a) Any unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of:

                (i) one year after the date on which the Optionee's employment with the Company is terminated for any reason other than by reason of
         (A) Cause, which, solely for purposes of this Agreement, shall mean the termination of the Optionee's employment by reason of the Optionee's willful misconduct or gross negligence, (B) a mental or physical disability (within the meaning of Section 22(e) of the Internal Revenue Code of 1986, as amended) of the Optionee as determined by a medical doctor satisfactory to the Company, or (C) death;

                (ii) immediately upon the termination of the Optionee's employment with the Company for Cause;

                (iii) twelve (12) months after the date on which the Optionee's employment with the Company is terminated by reason of a mental or physical disability (within the meaning of Section 22(e) of the Internal Revenue Code of 1986, as amended) as determined by a medical doctor satisfactory to the Company;

                (iv) twelve (12) months after the date of termination of the Optionee's employment with the Company by reason of the death of the Optionee (or, if later, three months after the date on which the Optionee shall die if such death shall occur during the one year period specified in paragraph (iii) of this Section 5);

                (v) immediately in the event that the Optionee shall file any lawsuit or arbitration claim against the Company, or any of their respective officers, directors or shareholders; or

                (vi) the tenth anniversary of the date as of which the Option is granted.

All references herein to the termination of the Optionee's employment shall, in the case of an Optionee who is not an employee of the Company or a Subsidiary, refer to the termination of the Optionee's service with the Company.

         (b) To the extent not previously exercised, (i) the Option shall terminate immediately in the event of (1) the liquidation or dissolution of the Company, or (2) any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive, unless the successor corporation, or a parent or subsidiary of such successor corporation, assumes the Option or substitutes an equivalent option or right pursuant to
Section 7(c) hereof, and (ii) the Company in its sole discretion may by written notice ("cancellation notice") cancel, effective upon the consummation of any corporate transaction described in Section 9(b)(i) hereof




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in which the Company does survive, any Option that remains unexercised on such date. The Company shall give written notice of any proposed transaction referred to in this Section 5(b) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after approval of such transaction), in order that Optionee may have a reasonable period of time prior to the closing date of such transaction within which to exercise the Option if and to the extent that it then is exercisable (including any portion of the Option that may become exercisable upon the closing date of such transaction). The Optionee may condition his exercise of the Option upon the consummation of a transaction referred to in this Section 5(b).

         6. Transferability. The Option is not transferable otherwise than by will or the laws of descent and distribution, and during the lifetime of the Optionee the Option shall be exercisable only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

         7. Adjustment of Shares.

            (a) If at any time while this Agreement is in effect, there shall be any increase or decrease in the number of issued and outstanding shares of Common Stock through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of shares, then and in such event appropriate adjustment shall be made by the Company in the number of shares of Stock and the Option Price per share thereof then subject to any outstanding Options, so that the same percentage of the Company's issued and outstanding shares of Stock shall remain subject to purchase at the same aggregate exercise price.

            (b) The Compensation Committee may change the terms of this Option with respect to the Option Price or the number of Shares subject to the Option, or both, when, in the Company's sole discretion, such adjustments become appropriate so as to preserve but not increase the benefits under the Option.

            (c) In the event of a proposed sale of all or substantially all of the Company's assets or any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive, where the securities of the successor corporation, or its parent company, are issued to the Company's shareholders, then the successor corporation or a parent of the successor corporation may, with the consent of the Company, assume each outstanding Option or substitute an equivalent option or right. If the successor corporation, or its parent, does not cause such an assumption or substitution to occur, or the Company does not consent to such an assumption or substitution, then each Option shall terminate pursuant to Section 5(c) hereof upon the consummation of sale, merger, consolidation or other corporate transaction.

            (d) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be




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made to, the number of or Option Price for shares of Stock then subject to outstanding Options granted under this Agreement.

             (e) Without limiting the generality of the foregoing, the existence of outstanding Options granted under this Agreement shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Common Stock subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

         8. No Rights of Stockholders. Neither the Optionee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any shares of Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

         9. Withholding or Deduction for Taxes. If at any time specified herein for the making of any issuance or delivery of any Option or Common Stock to the Optionee or any beneficiary, any law or regulation of any governmental authority having jurisdiction in the premises shall require the Company to withhold, or to make any deduction for, any taxes or take any other action in connection with the issuance or delivery then to be made, such issuance or delivery shall be deferred until such withholding or deduction shall have been provided for by the Optionee or beneficiary, or other appropriate action shall have been taken.

         10. No Right to Continued Employment. Neither the Option nor this Agreement shall confer upon the Optionee any right to continued employment or service with the Company.

         11. Law Governing. This Agreement shall be governed in accordance with and governed by the internal laws of the State of Florida.

         12. Interpretation. The Optionee accepts the Option subject to all the terms and provisions of this Agreement. The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under this Agreement.

         13. Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company's offices at 25 5th Avenue, Indialantic, Florida 32903, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee's last permanent address as shown on the Company's records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.




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         14. Tax Consequences. Set forth below is a brief summary as of the date of this Option of certain of the federal tax consequences of exercise of this Option and disposition of the Shares under the law in effect as of the date of grant. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

         There may be a regular federal income tax liability upon the exercise of the Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Option Price. If Optionee is an employee, the Company will be required to withhold from Optionee's compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise. Any gain realized on disposition of the Shares will be treated as short-term or long-term capital gain for federal income tax purposes, depending upon whether the Shares have been held for at least one year following exercise of the Option.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of May 16, 2000.


                                     COMPANY:


                                     SUMMIT BROKERAGE SERVICES, INC.,
                                     a Florida corporation


                                     By: /s/ Mark Caulfield
                                         ---------------------------------------
                                         Mark Caulfield, Chief Financial Officer


         Optionee represents that he is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed this Option in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option, and fully understands all provisions of the Option.


Dated: May 16, 2000                  OPTIONEE:


                                     By: /s/ Richard Parker
                                         ---------------------------------------
                                         RICHARD PARKER










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